UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2012

Katy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05558	75-1277589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Rock Industrial Park Drive
Bridgeton, Missouri  63044
(Address of principal executive offices) (Zip Code)

(314) 656-4321
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2012, Continental Commercial Products, LLC, Glit/Gemtex, Ltd., 3254018 Nova Scotia Limited (collectively, the “Borrowers”), wholly owned direct or indirect subsidiaries of Katy Industries, Inc. (the “Company”), and the Company entered into a Consent and First Amendment (“First Amendment”) to the Loan and Security Agreement (the “Loan Agreement”) between the Borrowers, the Company, and The PrivateBank and Trust Company (the “Lender”). The First Amendment provides the Borrowers with additional flexibility under the financial covenants replacing the minimum fixed charge ratio covenant for the period of April 27, 2012 to October 26, 2012, with a minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”, as defined in the Loan Agreement) covenant and reduces the borrowing availability by $1 million. In addition, the Company and the Lender agreed to certain specified transactions, which could include the sale or disposition of certain assets.

The foregoing description of the First Amendment Loan does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all the terms of the First Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

ExhibitNo.	Description

10.1
Consent and First Amendment to Loan and Security Agreement dated May 31, 2012 among Continental Commercial Products, LLC, Glit/Gemtex, Ltd., 3254018 Nova Scotia Limited, Katy Industries, Inc. and The PrivateBank and Trust Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATY INDUSTRIES, INC.
(Registrant)

By:	/s/ James W. Shaffer
James W. Shaffer
Vice President, Treasurer and Chief Financial Officer

Date: June 6, 2012